U.S. Bancorp 401(k)
Savings Plan
Financial Statements and Supplemental Schedule
For the Years Ended December 31, 2002 and 2001

U.S. Bancorp 401(k) Savings Plan
Index to Financial Statements and Supplemental Schedule

Page(s)

Report of Independent Accountants	1

Report of Independent Auditors	2

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2002 and 2001	3

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2002 and 2001	4

Notes to Financial Statements	5-9

Supplemental Schedule:

Schedule of Assets (Held at End of Year) at December 31, 2002	10

Report of Independent Accountants

To the Benefits Administration Committee of U.S. Bancorp and the Participants of the U.S. Bancorp 401(k) Savings Plan:

We have audited the accompanying statements of net assets available for benefits of U.S. Bancorp 401(k) Savings Plan as of December 31, 2002, and the related statements of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2002, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2002 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 27, 2003

Report of Independent Auditors

To the Benefits Administration Committee of
U.S. Bancorp and the Participants of the U.S. Bancorp 401(k) Savings Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the U.S. Bancorp 401(k) Savings Plan (the “Plan”) at December 31, 2001, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 28, 2002

U.S. Bancorp 401(k) Savings Plan
Statements of Net Assets Available for Benefits
At December 31, 2002 and 2001

	2002	2001

Assets
Cash	$56,772	$448
Investments, at fair value	1,974,953,844	1,466,405,971
Accrued income	9,451,664	5,856,881
Employer contribution receivable	49,181,730	5,510,790

	2,123,864,901	1,477,774,090
Liabilities
Due to broker for securities purchased	2,852,412	—
Accrued expenses	445,413	400,715

	93,518,716	400,715
Net assets available for benefits	$2,030,346,185	$1,477,373,375

The accompanying notes are an integral part of these financial statements.

U.S. Bancorp 401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits
For the years ended December 31, 2002 and 2001

	2002	2001

Additions:
Investment income:
Interest and dividend income	$15,448,841	$25,164,516
Dividends from U.S. Bancorp	37,793,238	16,102,932
Contributions:
Employer	57,753,496	40,070,728
Participants	104,104,429	73,652,365
Transfers from plans of acquired institutions	703,521,041	—
Other additions	—	36

Total additions	918,621,045	154,990,577

Deductions:
Net depreciation in fair value of investments	128,408,921	141,209,452
Distributions to participants	233,703,283	191,603,470
Administrative expenses	3,536,031	2,166,139

Total deductions	365,648,235	334,979,061

Net increase (decrease)	552,972,810	(179,988,484)
Net assets available for benefits at beginning of year	1,477,373,375	1,657,361,859

Net assets available for benefits at end of year	$2,030,346,185	$1,477,373,375

The accompanying notes are an integral part of these financial statements.

U.S. Bancorp 401(k) Savings Plan
Notes to Financial Statements

1.	Description of the Plan

The following description of the U.S. Bancorp 401(k) Savings Plan (the “Plan”), provides only general information. Participants should refer to the U.S. Bancorp 401(k) Savings Plan Summary Plan Description for a more complete description of the Plan’s provisions. This handbook can be obtained from the U.S. Bank Employee Service Center.

On February 27, 2001, Firstar Corporation (“Firstar”) completed its merger with U.S. Bancorp (the “Company”) through a tax-free exchange of shares. Under the terms of the merger agreement, Firstar shareholders received one share, and Company shareholders received 1.265 shares, of common stock of the combined company for each share of Firstar or Company common stock, respectively.

The Plan is a defined contribution retirement plan covering substantially all personnel of the Company who have completed one year of service in which they have worked 1,000 hours. Each participant may elect to contribute up to a maximum of 50 percent of his or her annual compensation each year (16% prior to January 1, 2002) up to IRS limits. These contributions are deposited in the Plan semi-monthly. The Company contributes an amount equal to 100 percent of each participant’s contribution up to 4 percent of his or her annual eligible compensation. Beginning in 2002, matching contributions are deposited in the plan annually and invested in the U.S. Bancorp Stock Fund. The Company may make an additional discretionary contribution to the Plan. There were no discretionary contributions in 2002 and 2001. Participants are immediately vested in all contributions.

Each participant may elect to have his or her balances invested in various investment funds. Each participant’s account is credited with the participant’s contributions, the related matching contribution and an allocation of the earnings of the funds in which the participant has elected to invest. Earnings allocations are based upon participant account balances, as defined.

The Plan contains provisions allowing participants to borrow from their plan account. Participants may have only two loans outstanding at a time. The minimum loan is $1,000 and the maximum is the lesser of 50 percent of the participant’s account balance, or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months.

U.S. Bancorp has the right, under the Plan, to suspend or terminate the Plan at any time. In the event of a termination of the Plan, all participant account balances are eligible for distribution.

The Plan includes an Employee Stock Ownership Plan (“ESOP”) fund. Prior to 2002, dividends paid on U.S. Bancorp common stock held in the ESOP were distributed to participants. Beginning with the dividends payable in January 2002, dividends would be reinvested in the fund unless the participant made an election to have dividends distributed to them.

Mergers

Effective January 1, 2002, the Firstar Thrift Savings 401(k) Plan, with total assets of $685,810,156, merged with the Plan. For Form 5500 reporting purposes, such merger has been reflected as if it occurred on December 31, 2001. Certain assets in the Firstar Thrift Savings 401(k) Plan were nonparticipant-directed. Upon merging into the Plan, these assets remained nonparticipant-directed until March 1, 2002.

Effective October 25, 2002, the Bank of Commerce 401(k) Salary Deferral Plan, with total assets of $2,470,290, merged with the Plan.

U.S. Bancorp 401(k) Savings Plan
Notes to Financial Statements

Effective November 1, 2002, the Bank of Commerce Employee Stock Ownership Plan, with total assets of $5,949,105, merged with the Plan.

Effective November 15, 2002, the Western Bancorp 401(k) Plan, with total assets of $8,653,634, merged with the Plan.

Effective December 16, 2002, the Wadsworth Group 401(k) Plan, with total assets of $637,856, merged with the Plan.

Effective January 1, 2003, the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust, with total assets of $261,016,255, merged with the Plan. For Form 5500 reporting purposes, such merger has been reflected as if it occurred on December 31, 2002.

2.	Significant Accounting Policies

Accounting Method

The financial statements have been prepared on the accrual basis in conformity with accounting principles generally accepted in the United States of America.

Investments

Investments are stated at aggregate fair value. Securities which are traded on a national securities exchange or which are actively traded in local over-the-counter markets are valued at the last reported sales price of the year; securities traded in the national over-the-counter market are valued at the last reported bid price of the year. The fair value of participation interests in mutual funds is based on the quoted redemption value on the last business day of the year. Participant notes receivable are valued at their principal balance which approximates fair value.

Brokers’ commissions and other expenses incurred upon the purchase of securities are included in the cost of the securities. Brokers’ commissions and other expenses incurred upon the sale of securities are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits in net appreciation or depreciation in the fair value of securities.

The net gain (loss) on sale of securities is the difference between the proceeds received and the average cost of investments sold. Purchases and sales of securities are recorded on the trade date. If a trade is open at the end of the year, a settlement receivable or payable is reflected in the statements of net assets available for benefits. The net gain (loss) on sales of securities is reflected in the statements of changes in net assets available for benefits.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

U.S. Bancorp 401(k) Savings Plan
Notes to Financial Statements

Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

3.	Investments

During 2002 and 2001, the Plan’s investments (depreciated) appreciated in fair value as shown below:

Net Realized and
Unrealized Appreciation
(Depreciation)
in Fair Value
During Year

Year ended December 31, 2002:
Mutual funds	$(151,619,009)
U.S. Bancorp common stock	21,700,605
Collective investment funds	1,509,483

$(128,408,921)

Year ended December 31, 2001:
Mutual funds	$(79,160,449)
U.S. Bancorp common stock	(62,049,003)

$(141,209,452)

The Plan’s investments are held in various bank administered trust accounts. Investments that represent 5 percent or more of the Plan’s net assets are as follows:

December 31, 2002
U.S. Bancorp common stock, 47,571,094 shares	$1,009,458,615
First American Funds, Inc. Prime Obligations Fund, 199,772,464 shares	199,772,464
First American Funds, Inc. Equity Index Fund, 9,076,153 shares	149,847,278
First American Funds, Inc. Large Cap Value Fund, 8,960,594 shares	122,491,314
First American Funds, Inc. Bond Immdex Fund, 3,536,651 shares	103,447,036

U.S. Bancorp 401(k) Savings Plan
Notes to Financial Statements

December 31, 2001
U.S. Bancorp common stock, 29,710,927 shares	$621,849,702
First American Funds, Inc. Prime Obligations Fund, 170,027,881 shares	170,027,881
First American Funds, Inc. Equity Index Fund, 7,602,426 shares	163,376,130
First American Funds, Inc. Large Cap Value Fund, 6,083,784 shares	106,344,537
First American Funds, Inc. Small Cap Value Fund, 6,193,623 shares	83,861,658

4.	Nonparticipant-Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	December 31,

	2002	2001

Net assets:
Common stock	$—	$—

	Year Ended	Year Ended
	December 31,	December 31,
	2002	2001

Changes in net assets:
Dividends	$(14,726)	$—
Transfers from plans of acquired institutions	159,167,011	—
Net appreciation	2,613,333	—
Distributions to participants	(2,389,677)	—
Transfers to participant-directed investments	(159,375,941)	—

	$—	$—

5.	Transactions with Parties-In-Interest

On December 31, 2002 and 2001, the Plan owned 47,571,094 and 29,710,927 shares of U.S. Bancorp common stock, respectively.

The Plan also participates in a collective fund, which is managed by U.S. Bancorp.

Fees paid for trust services rendered by parties-in-interest were based on customary and reasonable rates for such services.

Other expenses incurred represent professional fees paid to the Plan’s benefit consultants and the costs of printing enrollment forms, summary plan descriptions and other miscellaneous items. These expenses were paid directly by the Plan for the years ended December 31, 2002 and 2001.

U.S. Bancorp 401(k) Savings Plan
Notes to Financial Statements

6.	Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated October 22, 2001, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related trust is exempt from taxation. Subsequent to this issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax exempt.

SUPPLEMENTAL SCHEDULE

U.S. Bancorp 401(k) Savings Plan
Schedule of Assets (Held at End of Year)
At December 31, 2002
EIN: 41-0255900
Plan Number 004

Identity of Issue,	Description of Investment
Borrower, Lessor	Including Maturity Date,	Current
or Similar Party	Rate of Interest, Par or	Value
	Maturity Value

Mutual Funds

First American Funds, Inc.	199,772,464 shares of Prime Obligations Fund	$199,772,464

First American Investment Funds, Inc.	3,536,651 shares of Bond Immdex Fund	103,447,036

	9,076,153 shares of Equity Index Fund	149,847,278

	4,614,760 shares of International Fund	35,948,977

	3,450,926 shares of Large Cap Growth Fund	25,260,778

	8,960,594 shares of Large Cap Value Fund	122,491,314

	1,206,414 shares of Mid Cap Core Fund	35,299,676

	3,304,832 shares of Mid Cap Growth Fund	15,962,336

	3,029,306 shares of Mid Cap Value Fund	42,258,819

	982,658 shares of Small Cap Core Fund	11,831,202

	1,732,574 shares of Small Cap Growth Fund	16,424,795

	6,105,734 shares of Small Cap Value Fund	70,948,638

First American Strategy Funds, Inc.	1,503,871 shares of Strategy Aggressive Alloc. Fund	11,143,684

	3,371,141 shares of Strategy Growth & Income Fund	26,935,413

	2,927,521 shares of Strategy Growth Allocation Fund	22,834,664

	506,454 shares of Strategy Income Allocation Fund	4,937,926

Collective Investment Funds

* U.S. Bancorp	943,994 shares of U. S. Bank Stable Asset Fund	29,021,586

Corporate Stock

* U.S. Bancorp	47,571,094 shares of common stock	1,009,458,615

Participant Loans	Principal Loan amount, interest rates ranging from 5.25 percent to 11.50 percent, with varied maturities from January 15, 2003 to January 13, 2023	41,128,643

Total assets held for investment purposes		$1,974,953,844

*	Denotes party-in-interest to the Plan.